Exhibit 4.1.10

AMENDMENT TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

THIS AMENDMENT (this “Agreement”), dated as of January 1, 2015 is entered into by the Partnership and the General Partner, on behalf of all Partners (as those terms are defined below).

WHEREAS, a Delaware limited partnership was organized under the name Independence Realty Operating Partnership, LP (the “Partnership”) pursuant to that certain Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP dated as of May 7, 2013 among Independence Realty Trust, Inc., a Maryland corporation (the “General Partner”), and IRT Limited Partner, LLC, a Delaware limited liability company (“IRT”) as a limited partner, as amended by that certain First Amendment to the Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, effective as of August 20, 2013, as further amended by that certain Admission Agreement and Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, relating to the acquisition by the Partnership of property known as the Carrington Park Apartments, dated as of May 7, 2014, as further amended by that certain Admission Agreement and Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, relating to the acquisition by the Partnership of property known as the Walnut Hills Apartments, dated as of August 28, 2014, as further amended by that certain Admission Agreement and Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, relating to the acquisition by the Partnership of property known as Bennington Pond, dated as of November 24, 2014 and as further amended by that certain Admission Agreement and Amendment to Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP, relating to the acquisition by the Partnership of property known as Iron Rock Ranch, dated as of December 30, 2014; and

WHEREAS, pursuant to Section 14.1(a) of the Partnership Agreement, the General Partner is permitted to amend the Partnership Agreement without the prior consent of the Limited Partners so long as such amendment does not adversely affect any Partner, as more particularly stated at Section 14.1(b) of the Partnership Agreement;

WHEREAS, the General Partner desires to amend the Partnership Agreement as further described herein;

WHEREAS, capitalized terms used, but not defined herein have the meanings assigned to them in the Partnership Agreement;

NOW, THEREFORE, the parties hereto, on behalf of such parties and all Partners, intending to be legally bound hereby, agree as follows:

1. From and after the date hereof, any information previously required by the terms of the Partnership Agreement to be listed on Exhibit A to the Partnership Agreement (such information, collectively, the “Partnership Interest Information”) shall no longer be reflected on such Exhibit A, including but not limited to: (i) the outstanding number of Partnership Units, (ii) the Percentage Interests in the Partnership represented by such Partnership Units, (iii) Capital Contributions, (iv) the issuance of Partnership Units, (v) the admission of any Additional Limited Partner or any Substituted Limited Partner, and (vi) the addresses for each Partner.

2. From and after the date hereof, the General Partner, or a transfer agent appointed by General Partner, at General Partner’s discretion, shall maintain, on behalf of the Partnership, a current written record of the Partnership Interest Information. In accordance with the Act, each Limited Partner shall have the right to obtain from the General Partner a copy of such current written record of the Partnership Interest Information from time to time upon reasonable demand (it being understood that thirty (30) days’ prior written notice shall be deemed reasonable demand) for any purpose reasonably related to such Limited Partner’s interest as a Limited Partner.

3. In accordance with the foregoing Paragraphs 1 and 2, (i) the definitions of Limited Partner and Partnership Unit stated in the Partnership Agreement, and (ii) Sections 4.1(a), 4.1(b), 4.3(b), 7.1(a)(iii)(V), 11.4(c)(ii), 12.3 and 15.1 of the Partnership Agreement are hereby amended and modified to reflect that the Partnership Interest Information is no longer stated on Exhibit A to the Partnership Agreement and to reflect that no further amendment to the Partnership Agreement (including any amendment of Exhibit A thereto) is necessary in connection with the admission to the Partnership of any Additional Limited Partner or any Substituted Limited Partner, or any change to any other Partnership Interest Information that is otherwise effectuated in accordance with the express terms and conditions of the Partnership Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARTNERSHIP:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Independence Realty Trust, Inc., a Maryland corporation, its general partner

	By:	/s/ Farrell Ender
Farrell Ender, President

GENERAL PARTNER:

INDEPENDENCE REALTY TRUST, INC., a Maryland corporation

	By:	/s/ Farrell Ender
Farrell Ender, President